                                                                      Exhibit 21


Maxxim Medical Inc.
List of Subsidiaries
As of October 28, 2001

                                        State of                %
Subsidiary                            Incorporation          Ownership
- ----------                            -------------          ---------

Maxxim Medical Group, Inc.              Delaware               100%
Maxxim Medical Inc.                     Delaware               100%
Maxxim Investment Management Inc.       Nevada                 100%
Fabritek LaRomana, Inc.                 Mississippi            100%
Maxxim Medical FSC, Inc.                Barbados               100%
Maxxim Medical Canada, Limited          Canada                 100%
Maxxim Medical Holdings Europe, BV      Netherlands            100%
Maxxim Medical Europe B.V.              Netherlands            100%
Maxxim Medical Belgium NV               Belgium                100%
Maxxim Medical De Baja California,
     S. De R.L.                         Mexico                  99%
Maxxim Medical, LLC                     Florida                100%